================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 45)

                                   ----------

             First Union Real Estate Equity and Mortgage Investments
                                (Name of Issuer)

                 Shares of Beneficial Interest, $1.00 par value

                         (Title of Class of Securities)

                                    337400105
                                 (CUSIP Number)

                                   ----------
                             David S. Klafter, Esq.
                       Gotham Partners Management Co., LLC
                              110 East 42nd Street
                            New York, New York 10017
                                 (212) 286-0300

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   ----------
                                  May 13, 2002

             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following [_].

         Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

-------------------------------------------                                                 -----------------------------------
CUSIP No. 337400105                                          SCHEDULE 13D                             (Page 2 of 7)
-------------------------------------------                                                 -----------------------------------

------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON/
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Gotham Partners, L.P.
------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (a)[X]
                                                                                                                    (b)[_]

------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC; OO
------------------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)
         [_]
------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
------------------------------------------------------------------------------------------------------------------------------
   NUMBER OF SHARES        7    SOLE VOTING POWER
 BENEFICIALLY OWNED BY          0
 EACH REPORTING PERSON
         WITH
                         -----------------------------------------------------------------------------------------------------
                            8    SHARED VOTING POWER

                                 7,424,903
                         -----------------------------------------------------------------------------------------------------
                            9    SOLE DISPOSITIVE POWER
                                 0
                         -----------------------------------------------------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                 7,424,903
------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,424,903
------------------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
         0
------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         21.3%
------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*
         PN

------------------------------------------------------------------------------------------------------------------------------

*   See Instructions

-------------------------------------------                                                 -----------------------------------
CUSIP No. 337400105                                          SCHEDULE 13D                             (Page 3 of 7)
-------------------------------------------                                                 -----------------------------------

------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON/
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Gotham International Advisors, L.L.C.
------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (a) [X]
                                                                                                                    (b) [_]

------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*
         WC; OO
------------------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)

------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------------------------------------------------------------------
   NUMBER OF SHARES        7    SOLE VOTING POWER
 BENEFICIALLY OWNED BY          0
 EACH REPORTING PERSON
         WITH

                         -----------------------------------------------------------------------------------------------------
                           8    SHARED VOTING POWER

                                7,424,903
                         -----------------------------------------------------------------------------------------------------
                           9    SOLE DISPOSITIVE POWER

                                0

                         -----------------------------------------------------------------------------------------------------
                          10    SHARED DISPOSITIVE POWER

                                7,424,903
------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,424,903

------------------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*

------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         21.3%

------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*
         OO; IA
------------------------------------------------------------------------------------------------------------------------------

*    See Instructions

-------------------------------------------                                                 -----------------------------------
CUSIP No. 337400105                                          SCHEDULE 13D                             (Page 4 of 7)
-------------------------------------------                                                 -----------------------------------

------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON/
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Gotham Partners III, L.P.
------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                           (a) [X]
                                                                                                                    (b) [_]

------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC; OO
------------------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)

------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

------------------------------------------------------------------------------------------------------------------------------

   NUMBER OF SHARES        7    SOLE VOTING POWER
 BENEFICIALLY OWNED BY          0
 EACH REPORTING PERSON
         WITH
                         -----------------------------------------------------------------------------------------------------
                           8    SHARED VOTING POWER

                                7,424,903

                         -----------------------------------------------------------------------------------------------------
                           9    SOLE DISPOSITIVE POWER

                                0
                         -----------------------------------------------------------------------------------------------------
                          10    SHARED DISPOSITIVE POWER

                                7,424,903
------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,424,903

------------------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*

------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         21.3%
------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         PN
------------------------------------------------------------------------------------------------------------------------------

*    See Instructions


-------------------------------------------                                                 -----------------------------------
CUSIP No. 337400105                                          SCHEDULE 13D                             (Page 5 of 7)
-------------------------------------------                                                 -----------------------------------

------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON/
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Gotham Holdings II, L.L.C.
------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                           (a) [_]
                                                                                                                    (b) [_]

------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*
         WC; OO
------------------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)

------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
------------------------------------------------------------------------------------------------------------------------------
   NUMBER OF SHARES        7    SOLE VOTING POWER
 BENEFICIALLY OWNED BY          0
 EACH REPORTING PERSON
         WITH
                         -----------------------------------------------------------------------------------------------------
                           8    SHARED VOTING POWER
                                7,424,903
                         -----------------------------------------------------------------------------------------------------
                           9    SOLE DISPOSITIVE POWER
                                0
                         -----------------------------------------------------------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                7,424,903
------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,424,903
------------------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         21.3%
------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*
         PN
------------------------------------------------------------------------------------------------------------------------------

*    See Instructions

     This Amendment No. 45 (this "Amendment") amends and supplements the Statement on Schedule 13D, as amended (the "Schedule 13D"), relating to the shares of beneficial interest, par value $1.00 per share (the "Shares"), of First Union Real Estate Equity and Mortgage Investments, an Ohio business trust (the "Issuer"), previously filed by Gotham Partners, L.P. ("Gotham") and Gotham Partners III, L.P. ("Gotham III"), New York limited partnerships, and Gotham Holdings II, L.L.C. ("Holdings II") and Gotham International Advisors, L.L.C. ("Gotham International"), Delaware limited liability companies (Gotham, Gotham III, Holdings II and Gotham International together, the "Reporting Persons"). This Amendment is being filed to update the Schedule 13D in light of certain recent events. Capitalized terms used and not defined in this Amendment have the meanings set forth in the Schedule 13D.

     Except as specifically provided herein, this Amendment does not modify any of the information previously reported on the Schedule 13D.

ITEM 4.  PURPOSE OF THE TRANSACTION

     Item 4 is hereby amended to add the following information:

     (a) - (j) On May 13, 2002, the Issuer filed a preliminary proxy statement and Gotham Golf Corp. ("Gotham Golf") and Southwest Shopping Centers Co. II, L.L.C ("SSCC") filed a Registration Statement on Form S-4 and a Schedule 13E-3 in connection with a special meeting of the Issuer's Shareholders to be called to approve the previously announced Agreement and Plan of Merger and Contribution ("Merger Agreement") dated February 13, 2002, as amended, among the Issuer, Gotham, Gotham Golf and certain of their respective affiliates. Gotham Golf, which will be the surviving entity after the completion of the transaction contemplated by the Merger Agreement, and SSCC have filed the Registration Statement with respect to securities that will be issued in connection with the proposed transaction. The preliminary proxy materials may be found at the Commission's website under the listings for either Gotham Golf Corp. or Southwest Shopping Centers Co. II, L.L.C.

     In particular, the preliminary filing of the Registration Statement on Form S-4 can be found at the following website:

www.sec.gov/Archives/edgar/data/1172889/000095010902002905/0000950109-02-002905.txt

     In addition, the preliminary filing of the Schedule 13E-3, which was filed in connection with the proposed transaction can be found at the following website:

www.sec.gov/Archives/edgar/data/37008/000095013002003522/0000950130-02-003522.txt

     The definitive proxy statement-prospectus will be filed with the Securities and Exchange Commission by the Issuer, Gotham Golf and SSCC. Investors and security holders may obtain a free copy of the definitive proxy statement-prospectus (when it becomes available) and other documents filed by the Issuer, Gotham Golf and SSCC with the Securities and Exchange Commission at the Commission's website at www.sec.gov. The definitive proxy statement-final prospectus and these other documents may also be obtained for free from the Issuer.

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

May 16, 2002

                                           GOTHAM PARTNERS, L.P.


                                           By:    Section H Partners, L.P.,
                                           its general partner

                                           By:    Karenina Corporation,
                                           a general partner of Section H
                                           Partners, L.P.


                                           By:   /s/  William A. Ackman
                                           -----------------------------
                                           President
                                           William A. Ackman

                                           GOTHAM PARTNERS III, L.P.


                                           By:    Section H Partners, L.P.,
                                           its general partner

                                           By:    Karenina Corporation,
                                           a general partner of Section H
                                           Partners, L.P.


                                           By:   /s/  William A. Ackman

                                                      President
                                                      William A. Ackman

                                           GOTHAM INTERNATIONAL
                                           ADVISORS, L.L.C.


                                           By:   /s/  William A. Ackman

                                                Senior Managing Member
                                                William A. Ackman

                                            GOTHAM HOLDINGS II, L.L.C.


                                          By:   Gotham Holdings Management LLC,
                                          the Manager


                                          By:  /s/  William A. Ackman

                                               Senior Managing Member
                                               William A. Ackman